Hudson Appoints General Counsel

JERSEY CITY, N.J., March  17  /PRNewswire-FirstCall/ -- Hudson Holding Corporation (OTC Bulletin Board: HDHL - News), the parent of Hudson Securities, Inc., a registered broker-dealer that meets the liquidity needs of broker dealers, institutions, hedge funds and asset managers, today announced that Andrew E. Lewin has joined the firm as General Counsel. Mr. Lewin will manage legal affairs and support Hudson’s new business initiatives.

Mr. Lewin has been employed as a corporate and securities attorney and investment banker for over twenty years. Prior to joining Hudson, Mr. Lewin served as chief legal officer of Newtek Business Services, Inc. (NASDAQ NEWT).  Mr. Lewin also worked in venture capital and investment banking, and was a Senior Vice President of First Albany Corporation and a senior technology investment banker in the New York office. Early in his career, he practiced law at major Wall Street law firms specializing in representing broker dealers, emerging growth companies, funds, and financial institutions.  Mr. Lewin is a member of the New York Bar and an alumnus of the Columbia University School of Law.

“I am excited to be joining a growing Company and look forward to helping Hudson in its core business and newer initiatives, “ said Mr. Lewin. “ We look forward to drawing on Andy’s deep level of legal and business expertise so that we can best meet our clients growing needs and the demands of our business,” stated Hudson Holding Corp. CEO, Martin Cunningham. “We are delighted to have an individual of such caliber join our firm.”

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 Hudson Holding Corporation is a publicly traded company on the OTC Bulletin Board under the symbol "HDHL" and the parent of Hudson Securities, Inc. and Hudson Technologies, Inc. Hudson Securities Inc. is dedicated to meeting the liquidity needs of its clients; institutions, hedge funds, asset managers, and broker dealers, by providing execution solutions and making markets in over 14,000 US and foreign securities and ADRs. As a registered broker-dealer under the Securities Exchange Act of 1934, Hudson Securities, Inc. is a member of the Financial Industry Regulatory Authority ("FINRA") and has been in business since 1984. Hudson Technologies, Inc. provides technology services to Hudson Securities, Inc. and client companies.

If you would like more information about this topic, or to schedule an interview with Martin Cunningham, CEO, Hudson Holding Corporation, please contact Farisha Mohammed at 201-680-7389 or email fmohammed@hudsonsecurities.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of the securities in any jurisdiction in which such offering would be unlawful.

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.